Thornburg Investment Trust 485BPOS

Exhibit 99(h)(11)

AMENDMENT TO AGREEMENT TO WAIVE FEES AND REIMBURSE EXPENSES

OF CERTAIN FUNDS OF THORNBURG INVESTMENT TRUST

This Amendment, dated effective as of September 25, 2023, (the “Amendment”), amends the Agreement to Waive Fees and Reimburse Expenses of Certain Funds of Thornburg Investment Trust, which was effective February 1, 2023, as previously amended on March 8, 2023 (the “Agreement”), between Thornburg Investment Trust (the “Trust”) and Thornburg Investment Management, Inc. (the “Advisor”).

WHEREAS, pursuant to the Agreement, the Advisor has agreed to waive certain fees or reimburse certain expenses of specific series of the Trust and classes of shares thereof, to the extent necessary to reduce the annualized operating expenses of those series and classes of shares (excluding certain categories of expenses described in the first sentence of paragraph 3 of the Agreement) to the percentage rates reflected in Schedule A of the Agreement; and

WHEREAS, the Advisor has agreed to waive, pay, or reimburse certain expenses of the Thornburg Core Plus Bond Fund (the “Core Plus Bond Fund”) once that Fund commences commercial operations, as set forth below;

NOW THEREFORE, in consideration of the mutual agreements herein contained, the Trust and the Advisor hereby agree to amend the Agreement as follows:

1.           Commencing on October 2, 2023, or on such later date as the Core Plus Bond Fund commences business operations, Schedule A to the Agreement is revised to reflect the following annualized operating expense levels for the Class A, Class C, Class I, Class R3, Class R4, Class R5, and Class R6 shares of the Core Plus Bond Fund:

Fund and Share Class	Total Operating Expense

Thornburg Core Plus Bond Fund – Class A	0.75%

Thornburg Core Plus Bond Fund – Class C	1.50%

Thornburg Core Plus Bond Fund – Class I	0.50%

Thornburg Core Plus Bond Fund – Class R3	1.00%

Thornburg Core Plus Bond Fund – Class R4	0.75%

Thornburg Core Plus Bond Fund – Class R5	0.50%

Thornburg Core Plus Bond Fund – Class R6	0.49%

2.           The Advisor’s obligation to waive, pay, or reimburse fees and expenses to the extent necessary to reduce the annualized operating expenses of the Class A, Class C, Class I, Class R3, Class R4, Class R5, and Class R6 shares of the Core Plus Bond Fund to the level set forth in Schedule A, as revised by Section 1 above, shall continue for one year from the date that the Core Plus Bond Fund commences business operations, the date on which the Advisor ceases to offer that Fund or the applicable class of the Fund’s shares, or the date upon which the Advisor ceases to be the investment adviser of the Fund, whichever occurs sooner.

3.           The Advisor’s obligation hereunder to waive, pay, or reimburse the fees and expenses of the Class A, Class C, Class I, Class R3, Class R4, Class R5, and Class R6 shares of the Core Plus Bond Fund does not include any obligation to waive, pay, or reduce any of the following expenses to the extent they are incurred by that Fund: taxes; interest expenses; brokerage commissions; expenses said to have been incurred indirectly by other investment companies in which the Core Plus Bond Fund invests, including any such expenses which should be identified in the fee and expense tables of the Core Plus Bond Fund’s current prospectus(es) under the line item labeled “Acquired Fund Fees and Expenses;” expenses incurred by the Core Plus Bond Fund in respect of any short sale transactions, such as dividends and interest paid by the Core Plus Bond Fund in respect of securities that are borrowed in the short sale; and extraordinary expenses such as litigation costs or any contingency fees paid to third party vendors out of the proceeds of tax reclaims recovered by the Core Plus Bond Fund.

4.           Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

THORNBURG INVESTMENT MANAGEMENT, INC.		THORNBURG INVESTMENT TRUST

By:	/s/ Nimish S. Bhatt	By:	/s/ Curtis Holloway

Print Name:	Nimish Bhatt	Print Name:	Curtis Holloway

Title:	CFO	Title:	CFO & Treasurer

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